EXHIBIT 8

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F/A of Cardero Resource Corp. (the “Company”) for the year ended October 31, 2005 of our report dated January 17, 2006, relating to the Company’s consolidated balance sheets as of October 31, 2005 and 2004 and the related consolidated statements of operations and cash flows for each of the years ended October 31, 2005, 2004 and 2003.

/s/ Smythe Ratcliffe

Chartered Accountants

Vancouver, British Columbia, Canada

April 13, 2006